Exhibit 99.1

Company Contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Telephone: +86 53 8620 2206
Email: ir@chinabiologic.com
www.chinabiologic.com

China Biologic Products Reports Results for the Year 2011

Beijing, China, March 12, 2012 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), today reported its financial results for the year ended December 31, 2011.

Financial highlights for the year 2011

  Total sales increased $13.4 million or 9.6% to $153.1 million for the year ended December 31, 2011, from $139.7 million in 2010, including the benefit of a 5.0% gain from foreign exchange translation. Total sales in terms of RMB increased 4.6% in 2011 from 2010.

  Gross profit increased $4.3 million or 4.2% to $107.1 million in 2011 from $102.7 million in 2010. The gross profit margin decreased by 3.6% to 69.9% in 2011 from 73.5% in 2010.

  Income from operations decreased by $36.4 million or 53.0% to $32.2 million in 2011 from $68.6 million in 2010. The year 2011 included a non-cash charge for impairment of goodwill of $18.2 million and non-cash loss on abandonment of long-lived assets of $6.6 million.

  GAAP net income attributable to China Biologic was $18.2 million in 2011 or $0.37 per diluted share, compared with $31.5 million or $1.30 per diluted share in 2010.

  Non-GAAP adjusted net income was $36.5 million or $1.37 per diluted share in 2011 compared with $39.0 million or $1.61 per diluted share in 2010.

CEO Comments

Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic, said, “ As we stated in July, the supply for raw plasma in our Guizhou facility was unfortunately impacted by the closures of our four plasma collection stations at the direction of the Guizhou provincial government’s then newly imposed plan. Those stations had accounted for about 34% of our total raw plasma volume collected in 2010.

“Since then, we have developed alternative solutions and opportunities to mitigate the negative impacts of the closures of these plasma collection stations, reallocated resources from the closed stations to maximize their utilization within our company, and continued to aggressively explore new regions for new plasma stations. The process of locating and developing new stations includes numerous time-consuming activities and uncertainties, including analyzing and selecting the appropriate locations for successful plasma stations, gaining the extensive and detailed sequential approvals at various levels of government, station construction, equipment installation, inspections and licensing, and donor promotion and education programs.

“We have adjusted our production plan and sales and marketing strategy to leverage our continuing plasma resources to maximize profit, given the changing market dynamics. We have focused on supplying our life-saving products through our direct sales to those facilities with patients who have the most critical medical needs and to our best long-term customers. We are also focusing on our most profitable products.

“In his recent statement, Mr. Zhu Chen, China’s Minister of Health, encouraged the country to double plasma supply from 2012 to 2016, as part of China’s newest five year plan. According to Mr. Chen, the current supply of plasma can barely meet half of the potential demand for plasma protein products. We hope the Minister’s statements will induce local government’s support and cooperation in broadening regions for development and building of new plasma collection stations.

“The demand for most of our plasma products continues to hold relatively strong, with China’s growing and aging population, increasing urbanization, and economic growth, the government’s promotion of health care and its strategies and policies that encourage the expansion in plasma collection and use of plasma products.

“We remain committed to accelerating our long-term earnings growth in the future by focusing on broadening our research and development pipeline, strengthening our direct institutional sales, expanding our geographic reach, locating and creating new raw plasma sources, pursuing possible prudent acquisitions and mergers and potential international collaborations.

“We will continue to take the actions needed to achieve our strategic goals to create additional value for shareholders through outstanding products that are vital to human health.”

Results for the year 2011

Revenues increased $13.4 million or 9.6% to $153.1 million in 2011 from $139.7 million in 2010. The increase is mainly due to higher pricing and sale volumes of certain products and the favorable changes of foreign exchange translation. Total sales in terms of RMB increased 4.6% in 2011 from 2010.

	2010	2011		Total sales		Average selling price
	Total	Total	% Total	In	In	In	In	Sales
Products	sales	sales	sales	USD	RMB	USD	RMB	volume
Human albumin	$67.1	$83. 4	+54.5%	+24.4%	+18.8%	+1.4%	-3.2%	+22.7%
Human immunoglobulin for intravenous injection	48.0	49.5	+32.3%	+3.2%	-1.5%	+7.2%	+2.3%	-3.7%
Human hepatitis B immunoglobulin	10.6	7.3	+4.8%	-31.3%	-34.4%	+2.8%	-1.9%	-33.2%
Human rabies immunoglobulin	7.5	2.2	+1.5%	-70.2%	-71.5%	+10.6%	+5.6%	-73.0%
Human tetanus immunoglobulin	4.1	7.2	+4.7%	+76.4%	+68.4%	-3.4%	-7.8%	+82.6%
Other	2.4	3.5	+2.2%	+38.0%	+31.7%
Total	$139.7	$153.1	100.0%	+9.6%	+4.6%

Sales of human albumin products increased in the year 2011 at lower average prices in RMB with higher volumes as compared to 2010. Human albumin products, which were 54.5% of total sales in 2011, had an average price increase of 1.4% from 2010. Excluding the foreign exchange translation effect, the average price of human albumin products in RMB decreased 3.2% from 2010, which was mainly due to the continued increase in volume of imported products competing with our products. Sales volume of human albumin increased 22.7% from 2010.

Sales of human immunoglobulin for intravenous injection (“IVIG”) increased in 2011 at higher average prices with lower volumes. IVIG products, which were 32.3% of total sales in the year 2011, had an average price increase of 7.2% from 2010. Excluding the foreign exchange translation effect, the average price of IVIG products in RMB increased 2.3% from 2010, which was primarily due to the continuing shortage in supply of such products. Sales volume of IVIG products decreased 3.7% from 2010, mainly due to lower occurrences of hand-foot-and-mouth disease in 2011 than in 2010.

Sales of human hepatitis B immunoglobulin decreased 31.3% in 2011 at higher average prices with lower volumes. Human hepatitis B immunoglobulin products, which were 4.8% of total sales in 2011, had an average price increase of 2.8% in 2011 from 2010. Excluding the foreign exchange translation effect, the average price of human hepatitis B immunoglobulin products in RMB decreased 1.9% in 2011 from 2010 mainly due to our participation in a public health program sponsored by China’s Ministry of Health to benefit migrant workers in which our product sales price was lower than the normal retail price. Sales volume of human hepatitis B immunoglobulin products decreased 33.2% in 2011 from 2010, mainly due to lower demand as a result of a new government program emphasizing inoculations for new-born infants but not for pre-natal mothers.

Sales of human rabies immunoglobulin decreased 70.2% in 2011 at higher average prices with lower volumes. Human rabies immunoglobulin products, which were 1.5% of total sales, had an average price increase of 10.6% in 2011 from 2010. Excluding the foreign exchange translation effect, the average price of human rabies immunoglobulin products in RMB increased 5.6% in 2011 from 2010, which was mainly due to less available rabies products national wide as compared with the prior year. Sales volume of human rabies immunoglobulin products decreased 73.0% in 2011 from 2010 mainly due to lower availability of qualified raw material needed to manufacture the hyper-immune products.

Sales of human tetanus immunoglobulin sales increased 76.4% in 2011 at lower average prices with higher volumes. Human tetanus immunoglobulin products, which were 4.7% of total sales in 2011, had an average price decrease of 3.4% from 2010. Excluding the foreign exchange translation effect, the average price of human tetanus immunoglobulin products in RMB decreased 7.8% in 2011 from 2010 mainly due to the higher competition from an increasingly saturated market. Sales volume of human tetanus immunoglobulin products increased 82.6% mainly due to more prior year stored tetanus plasma being processed.

Cost of sales increased by $9.1 million or 24.5% to $46.0 million in 2011 from $37.0 million in 2010. Cost of sales as a percent of total sales was 30.1% in 2011 compared with 26.5% in 2010. The increase in cost of sales, as well as the increase in cost of sales as a percent of sales, was mainly due to the increase in sales and the increase in cost of plasma paid to donors along with a change in the mix of products that were sold during 2011. In an effort to increase plasma collection volume and expand our donor base, we increased the nutrition fees paid to donors.

Gross profit increased by $4.3 million or 4.2% to $107.1 million in 2011 from $102.7 million in 2010. The gross profit margin (gross profit as a percent of total sales) decreased 3.6% to 69.9% in 2011 from 73.5% in 2010 mainly due to average price and sales volume decreases in certain products and higher raw material costs as discussed above, which outpaced the price and sales volume increases of our other products.

Total operating expenses increased by $40.7 million or 119.0% to $74.9 million in 2011 from $34.2 million in 2010, primarily due to a goodwill impairment loss of $18.2 million, a loss on abandonment of long-lived assets of $6.6 million, a 98.0% increase in selling expenses, a 28.8% increase in general and administrative expenses and a 70.3% increase in research and development expenses in 2011. As a percent of total sales, total expenses increased by 24.4% to 48.9% in 2011 from 24.5% in 2010. Excluding the non-cash charge for impairment of goodwill and loss on abandonment of long-lived assets, operating expenses were $50.1 million, up $15.9 million or 46.6% in 2011 from 2010.

Selling expenses increased to $14.6 million or 98.0% in 2011 from $7.4 million in 2010. Selling expenses as a percent of total sales increased by 4.2% to 9.5% in 2011 from 5.3% in 2010. The increase in selling expenses was primarily due to our increased promotional and conference activities as we continued our efforts in expanding our customer base into hospitals and inoculation centers throughout China.

General and administrative (“G&A”) expenses increased $7.1 million or 28.8% to $31.5 million from $24.5 million in 2010. As a percentage of total sales, G&A expenses were 20.6% and 17.5% for 2011 and 2010, respectively. The increase in G&A expenses was mainly due to an increase in expenses related to payroll expenses and employee benefits, as well as an increase of approximately $2.6 million in non-cash employee stock compensation, which was partially offset by the $1.0 million decrease in legal expenses. The increase in payroll expense was mainly due to general salary increases in the operating subsidiaries and the addition of our new corporate offices in Beijing in late 2010.

Research and development expenses increased $1.6 million or 70.3% to $4.0 million from $2.3 million in 2010. As a percent of total sales, research and development expenses were 2.6% in 2011 and 1.7% in 2010. The increase in research and development expenses was primarily due to the increased cost of plasma used in research and the cost in applying for the State Food and Drug Administration (“SFDA”) approval of our two new products. Due to a delay of the SFDA approval process, we expect to receive the approval for these two new products in mid or late 2012.

As a result of the closure of four plasma collection stations of Guizhou Taibang , the Company incurred a goodwill impairment loss of $18.2 million. In addition, we incurred a loss on abandonment of Guizhou Taibang’s long-lived assets of $6.6 million.

Income from operations decreased 53.0% to $32.2 million in 2011 from $68.6 million in 2010. The operating profit margin (income from operations as a percent of total sales) declined to 21.0% in 2011 from 49.1% in 2010.

The embedded derivatives (including the conversion option) in our senior secured convertible notes and warrants issued in June 2009 are classified as derivative liabilities carried at fair value. In 2011, we recognized a gain of $12.0 million from the change in the fair value of derivative liabilities, compared with a loss of $3.2 million in 2010. The recognized gain from the change in the fair value of derivative liabilities in 2011 is mainly due to a decrease in the price of our common stock from $16.39 per share as of December 31, 2010 to $10.46 per share as of December 31, 2011.

Interest expense, net, increased $1.4 million to $3.3 million in 2011 from $1.9 million in 2010. Interest expense increased $2.0 million to $4.7 million in 2011 from $2.7 million in 2010 primarily due to the effective interest charges on our convertible notes of $3.6 million in 2011 and $1.8 million in 2010. As of December 31, 2011, the convertible notes had been fully converted and therefore, interest expense is expected to decrease. Interest income increased $0.6 million to $1.4 million in 2011 from $0.8 million in 2010.

The provision for income taxes decreased $2.7 million or 19.9% to $10.9 million in 2011 from $13.6 million in 2010. The effective income tax rate was 25.8% in 2011 and 20.7% in 2010. The increase of the effective income tax rate was mainly due to the non-deductible impairment loss of goodwill and loss on abandonment of long-lived assets.

GAAP net income attributable to China Biologic decreased $13.3 million to $18.2 million or $0.37 per diluted share in 2011 compared with the net income attributable to China Biologic of $31.5 million or $1.30 per diluted share in 2010.

Non-GAAP adjusted net income was $36.5 million or $1.37 per diluted share in 2011 compared with $39.0 million or $1.61 per diluted share in 2010.

Non-GAAP adjusted net income and diluted earnings per share in 2011 excluded an aggregate $12.0 million of gains, which are related to the change in the fair value of derivative liabilities, and added back $3.6 million of effective interest charges on convertible notes, $4.9 million of non-cash employee stock compensation expenses, $18.2 million of non-cash impairment loss of goodwill, $3.6 million of loss on assets and $0.1 million of raw material write-off as a result of the closing of the plasma stations of Guizhou Taibang. Please see the table at the end of this release for the reconciliation of our non-GAAP measures to the nearest comparable GAAP measures.

Financial Condition

To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders. As of December 31, 2011, we had $89,411,835 in cash, primarily consisting of cash on hand and demand deposits.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
In U.S. dollars

	Year Ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$38,469,919	$38,787,226	$50,300,987
Net cash used in investing activities	(7,127,252)	(15,851,475)	(6,860,454)
Net cash provided by (used in) financing activities	(10,076,504)	(14,278,870)	1,564,925
Effects of exchange rate change in cash	3,204,304	2,440,536	23,877
Net increase in cash and cash equivalents	24,470,467	11,097,417	45,029,335
Cash and cash equivalents at beginning of the year	64,941,368	53,843,951	8,814,616
Cash and cash equivalent at end of the year	$89,411,835	$64,941,368	$53,843,951

Operating Activities

Net cash provided by operating activities was $38.5 million in 2011, including net income of $31.4 million. Net cash used in investing activities in 2011 was $7.1 million, primarily for the acquisition of property, plant and equipment. Net cash used in financing activities in 2011 totaled $10.1 million, primarily for the dividends paid by subsidiaries to noncontrolling interest shareholders.

As a result, the Company’s cash increased by $24.5 million in 2011, including the effects of foreign currency exchange rate changes on cash. As of December 31, 2011, working capital (current assets minus current liabilities) was $115.9 million, and the current ratio was 270.8% . Total shareholders’ equity was $179.0 million as of December 31, 2011 compared with $145.0 million as of December 31, 2010.

The Company believes it has sufficient cash on hand and continuing positive cash inflow from the sale of its plasma-based products in the Chinese market for its operations.

Guidance and business outlook for 2012

China Biologic expects 2012 revenue to be in the range of $168 million and $176 million. This guidance assumes only organic growth and excludes acquisitions and construction of new facilities. The guidance necessarily assumes no significant adverse price changes as a result of provincial tendering or additional price control imposed by National Development and Reform Commission (NDRC) during 2012.

The Company expects 2012 adjusted net income to be in the range of $38 million to $40 million, excluding any non-cash charge or gain related to change in the fair value of derivative liabilities and stock-based compensation expense and any adjustments in the U.S. federal income tax provision in 2012 related to the expiration of the look-through exception for Subpart F income on December 31, 2011. To support its business expansion, the Company expects to have substantially higher expenses in 2012 to expand its geographic market coverage, add new customers, and increase direct sales to institutional customers of its products. Due to the expected expense increase associated with our marketing and sales efforts, we anticipate modest growth in adjusted net income for 2012 despite anticipated growth in sales in 2012.

As a corporate policy, the Company does not intend to update this guidance during the year unless required by the applicable laws. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference call

China Biologic will host a dial-in conference call at 8:00 a.m. EDT (New York) on March 13, 2012 (which is 8:00 p.m. in Beijing and Hong Kong on the same day), to discuss its results for the year 2011. To participate in the conference call, please dial the appropriate number about 10 minutes prior to the scheduled conference call time:

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
U.K. toll-free number	0 800 279 7818
Mainland China toll-free number	800 876 8626 (land line)
Mainland China toll mobile	400 681 6949 (mobile)
Mainland China toll mobile	400 889 9481 (mobile)
Hong Kong local access	3005 2050
International toll number	+852 3005 2050
Participant pass code	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 7:00 a.m. EDT on March 19, 2011.

The dial-in details for the telephone replay are:

U.S. toll-free number	1 866 753 0743
U.K. toll-free number	0 808 234 7126
Mainland China toll free number	800 876 5016 (land line)
Hong Kong local access	3005 2020
International dial-in toll number	+852 3005 2020
Replay pass code	138 012#

Use of non-GAAP financial measures

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is one of the leading plasma-based biopharmaceutical companies in China.

The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website at www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding: the Company’s financial and business outlook in 2012, the closure of the plasma collection centers in Guizhou, its expected effect on the Company’s financial performance, business operations and the industry, the Company’s ability and plan to seek alternative solutions and opportunities, the Company’s production plan, sales strategy and its ability to maximize profit and adapt to changing market, the ability of the Company to achieve its commercial objectives, the business strategy, plans, and objectives of the Company and its subsidiaries, including its ability to successfully implement its growth strategies, including its strategy to expand direct sales to hospitals and inoculation centers in order to boost future sales, and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected financial performance in 2012 and growth, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,	December 31,
	2011	2010	2009

Sales
External customers	$152,848,726	$138,674,983	$118,293,137
Related party	243,563	1,020,434	705,018
Total sales	153,092,289	139,695,417	118,998,155

Cost of sales
External customers	45,841,438	36,793,775	32,544,743
Related party	176,223	157,374	77,165
Total cost of sales	46,017,661	36,951,149	32,621,908

Gross profit	107,074,628	102,744,268	86,376,247

Operating expenses
Selling expenses	14,595,794	7,372,348	3,529,242
General and administrative expenses	31,519,824	24,467,495	20,706,948
Research and development expenses	3,978,233	2,336,126	1,662,690
Impairment loss of goodwill	18,160,281	-	-
Loss on abandonment and write-off of long-lived assets	6,603,028	-	-

Income from operations	32,217,468	68,568,299	60,477,367

Other income/(expenses)
Equity in income of an equity method investee	1,858,171	1,070,241	566,984
Change in fair value of derivative liabilities	11,974,834	(3,233,288)	(28,915,328)
Interest expense, net	(3,313,656)	(1,930,165)	(3,930,249)
Other (expense)/income, net	(453,949)	1,125,972	638,573
Total other income/(expenses), net	10,065,400	(2,967,240)	(31,640,020)

Earnings before income tax expense	42,282,868	65,601,059	28,837,347

Income tax expense	10,899,513	13,608,755	10,013,563

Net income	31,383,355	51,992,304	18,823,784

Less: Net income attributable to the noncontrolling interest	13,201,645	20,449,421	16,615,658
Net income attributable to China Biologic Products, Inc.	$18,181,710	$31,542,883	$2,208,126

Net income per share of common stock:
Basic	$0.73	$1.34	$0.10
Diluted	$0.37	$1.30	$0.10
Weighted average shares used in computation:
Basic	25,028,796	23,586,506	21,754,911
Diluted	26,654,662	24,176,432	21,949,638

Net income	$31,383,355	$51,992,304	$18,823,784

Other Comprehensive income
Foreign currency translation adjustment, net of nil income taxes	6,846,721	5,177,515	524,027

Comprehensive income	38,230,076	57,169,819	19,347,811

Less: Comprehensive income attributable to the noncontrolling interest	15,320,805	21,831,352	17,071,446

Comprehensive income attributable to China Biologic Products, Inc.	$22,909,271	$35,338,467	$2,276,365

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS
Current Assets
Cash	$89,411,835	$64,941,368
Accounts receivable, net of allowance for doubtful accounts	16,757,368	9,922,111
Accounts receivable - a related party	-	212,611
Inventories	71,338,590	52,300,447
Other receivables	2,594,461	2,727,110
Prepayments and prepaid expenses	1,591,696	855,338
Deferred tax assets	1,999,563	1,860,753
Total Current Assets	183,693,513	132,819,738

Property, plant and equipment, net	40,546,539	39,511,731
Intangible assets, net	6,520,671	14,559,020
Land use rights, net	5,487,343	4,701,450
Prepayments and deposits for property, plant and equipment	4,287,492	4,254,423
Goodwill	-	17,778,231
Equity method investment	8,357,017	7,297,201
Total Assets	$248,892,575	$220,921,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$11,018,000	$3,034,000
Accounts payable	4,996,463	4,392,772
Due to related parties	3,319,938	3,192,140
Other payables and accrued expenses	30,661,794	21,606,730
Advance from customers	4,365,523	3,560,018
Advance from customers – a related party	486,602	-
Income tax payable	5,373,633	6,659,805
Other taxes payable	2,189,913	2,146,868
Convertible notes	-	1,196,233
Derivative liabilities - embedded conversion option in convertible notes	-	14,561,661
Derivative liabilities - warrants	5,410,419	11,095,592
Total Current Liabilities	67,822,285	71,445,819
Other payable	343,477	333,008
Deferred tax liabilities	1,685,772	4,098,834
Total Liabilities	69,851,534	75,877,661

Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized; 25,601,125 and 24,351,125 shares issued and outstanding at December 31, 2011 and 2010	2,560	2,435
Additional paid-in capital	48,838,311	35,435,139
Retained earnings	73,920,811	55,739,101
Accumulated other comprehensive income	12,750,682	8,023,121
Total stockholders’ equity attributable to China Biologic Products, Inc.	135,512,364	99,199,796

Noncontrolling interest	43,528,677	45,844,337

Total Equity	179,041,041	145,044,133

Commitments and contingencies	-	-

Total Liabilities and Equity	$248,892,575	$220,921,794

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,	December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,383,355	$51,992,304	$18,823,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,253,661	3,607,184	2,709,623
Impairment loss of goodwill	18,160,281	-	-
Loss on abandonment and write-off of long-lived assets	6,603,028	-	-
Amortization	3,394,808	3,566,269	3,358,532
Loss on sale of property, plant and equipment	166,934	120,224	224,548
Reversal of allowance for doubtful accounts, net	(19,611)	(57,624)	(13,089)
(Reversal of)/provision for doubtful accounts - other receivables and prepayments	(10,254)	475,346	280,796
Write-down of obsolete inventories	270,929	451,761	519,333
Deferred tax benefit, net	(2,595,103)	(1,101,171)	(1,552,661)
Stock compensation	4,896,232	2,341,783	62,281
Change in fair value of derivative liabilities	(11,974,834)	3,233,288	28,915,328
Amortization of deferred note issuance cost	91,945	258,753	247,199
Amortization of discount on convertible notes	3,503,767	1,590,740	100,253
Equity in income of an equity method investee	(1,858,171)	(1,070,241)	(566,984)
Change in operating assets and liabilities, net of acquisition in Dalin:
Accounts receivable – third parties	(6,343,922)	(7,837,681)	(1,707,714)
Accounts receivable – a related party	217,180	17,158	197,284
Other receivables	134,623	182,686	(1,744,794)
Inventories	(17,079,263)	(16,026,215)	(12,456,975)
Prepayments and prepaid expenses	(846,363)	(91,307)	(248,794)
Accounts payable	431,836	505,407	(58,467)
Other payables and accrued expenses	6,098,105	(596,938)	7,058,773
Accrued interest - noncontrolling interest shareholders	-	(2,086,010)	2,068,526
Advance from customers	661,327	(429,497)	274,768
Advance from customers – a related party	479,059	-	-
Income tax payable	(1,512,591)	(1,046,906)	2,943,767
Other taxes payable	(37,039)	787,913	865,670
Net cash provided by operating activities	38,469,919	38,787,226	50,300,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received	1,209,880	-	384,087
Acquisition of a subsidiary, net of cash acquired	-	(4,063,325)	1,573,079
Acquisition of equity method investment	-	-	(3,225,420)
Payment for property, plant and equipment	(7,968,870)	(10,313,432)	(3,522,768)
Payment for intangible assets and land use right	(424,971)	(1,474,718)	(2,106,203)
Proceeds from sale of property, plant and equipment	56,709	-	36,771
Net cash used in investing activities	(7,127,252)	(15,851,475)	(6,860,454)

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS  (CONTINUED)

	For the Years Ended
	December 31,	December 31,	December 31,
	2011	2010	2009

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	-	1,232,486	3,649,770
Proceeds from stock option exercised	300,000	97,600	350,000
Proceeds from issuance of convertible notes	-	-	8,967,516
Acquisition of noncontrolling interest	(7,635,000)	-	-
Repayment of former shareholders loan in a subsidiary	-	-	(2,841,302)
Proceeds from short term bank loans	18,595,200	5,917,600	13,536,688
Repayment of short term bank loans	(10,847,200)	(7,397,000)	(18,355,572)
Repayment of noncontrolling interest shareholder loan	-	(3,683,377)	(772,803)
Dividends paid by subsidiaries to noncontrolling interest shareholders	(10,489,504)	(10,446,179)	(2,969,372)
Net cash (used in)/provided by financing activities	(10,076,504)	(14,278,870)	1,564,925

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	3,204,304	2,440,536	23,877

NET INCREASE IN CASH	24,470,467	11,097,417	45,029,335

Cash at beginning of year	64,941,368	53,843,951	8,814,616

Cash at end of year	$89,411,835	$64,941,368	$53,843,951

Supplemental cash flow information
Cash paid for income taxes	$15,007,206	$15,756,832	$8,021,981
Cash paid for interest expense	$890,312	$810,643	$1,131,271
Noncash investing and financing activities:
Reclassification of warrant liability to paid-in capital upon warrants exercise	$-	$3,045,704	$4,921,639
Convertible notes conversion	$12,972,000	$7,447,095	$2,187,330
Distribution paid by offsetting accounts receivable - related party	$-	$-	$944,036
Distribution paid in exchange of noncontrolling interest shareholders loan	$-	$-	$3,665,250
Distribution paid by offsetting loan and interest due from holder of noncontrolling interest	$-	$-	$4,647,924
Net assets acquired with prepayments made in prior periods	$-	$-	$14,250,492
Net assets acquired with unpaid investment	$-	$-	$2,850,098
Transfer from prepayments and deposits to property, plant and equipment	$959,660	$1,078,348	$2,296,113
Land use right acquired with prepayments made in prior periods	$312,060	$-	$146,610
Acquisition of property, plant and equipment included in payables	$429,564	$2,605,583	$373,397

Reconciliation of non-GAAP financial measures goes here.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	For The Year Ended		For The Year Ended
	12/31/2011		12/31/2010
Net Income Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted Net Income for diluted net income per share - Non GAAP	$36,502,178	$1.37	$38,967,447	$1.61
Impairment loss of goodwill	$(18,160,281)		$-
Loss on abandonment and write-off of long-lived assets	$(3,565,635)		$-
Written-off of raw material attributable to controlling interest due to closure of plasma stations	$(90,506)		$-
Interest on the Notes	$-		$(1,849,493)
Loss from change in fair value of embedded conversion option in the Notes	$-		$(1,793,254)
Loss from change in fair value of warrants	$-		$(1,668,067)
Non-cash employee stock compensation	$(4,896,232)		$(2,341,783)
Adjusted Net Income for diluted net income per share	$9,789,524	$0.37	$31,314,850	$1.30
Interest on the Notes	$(3,582,648)		$-
Gain from change in fair value of warrants issued to placement agent	-		228,033
Gain from change in fair value of embedded conversion option in the Notes	$6,289,661		$-
Gain from change in fair value of warrants	$5,685,173		$-
Net Income attributable to controlling interest	$18,181,710		$31,542,883
Weighted average number of Shares used in computation of Non GAAP diluted EPS	26,654,662		24,176,432